Exhibit 99.1

FOR IMMEDIATE RELEASE

               TYCO INTERNATIONAL ANNOUNCES MERGER AGREEMENT
               WITH AMP INCORPORATED VALUED AT $11.3 BILLION
         ---------------------------------------------------------
         BETWEEN $51 AND $55.95 PER SHARE VALUE TO AMP SHAREHOLDERS
         ---------------------------------------------------------

                 IMMEDIATELY ACCRETIVE TO TYCO SHAREHOLDERS

      Hamilton, Bermuda and Harrisburg, Pennsylvania, November 23, 1998 - Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC) (Tyco), a diversified manufacturing and service company, and AMP Incorporated (NYSE-AMP) (AMP), a leading manufacturer of electrical, electronic, fiber- optic and wireless interconnection devices and systems, announced today that the boards of directors of both companies have unanimously approved a definitive agreement pursuant to which AMP will merge with a subsidiary of Tyco. This tax-free, stock-for-stock transaction is valued at $51 per share to the AMP shareholders, or $11.3 billion, based on Tyco's November 20, 1998 closing price of $65.0625. Based on that price, AMP shareholders would receive
0.7839 shares of Tyco stock for each share of AMP. The exchange ratio is subject to a collar as described below and in the accompanying summary. Based upon the price of Tyco stock, AMP shareholders may receive up to $55.95 per share. The transaction is expected to be accounted for as a pooling of interests and will be accretive to Tyco's earnings immediately.

      The combination creates a company with a total market capitalization of approximately $54 billion, with total annual revenues in excess of $22 billion, and operations in over 80 countries.

      AMP, with annual revenues of approximately $5.5 billion, designs, manufactures and markets a broad range of electronic, electrical and electro-optic connection devices and an expanding number of interconnection systems and connector-intensive assemblies. AMP's products have potential uses wherever an electronic, electrical, computer or telecommunications system is involved, and are becoming increasingly critical to the performance of these systems as voice, data, and video communications converge. The leader in its markets, AMP sells into the consumer and industrial, communications, automotive and personal computer markets.

      "We are bringing to Tyco, by far, the world's largest electronics connector company with an exceptionally strong market position and the most respected brand name in the industry. The combination with Tyco provides AMP a clear path to becoming the lowest cost manufacturer, while providing attractive margin improvement resulting in double-digit earnings growth and strong cash flows for the foreseeable future," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "Additionally, this transaction meets all of Tyco's previously stated strategies for adding to our businesses - AMP complements our existing Electrical and Electronic Components businesses, is the leader in the markets it serves, expands our global presence in stable industrial markets, and offers opportunities for sustainable growth. The transaction will provide an immediate positive earnings contribution to our shareholders," he stated.

      Bob Ripp, AMP's Chairman and Chief Executive Officer, said "The merger with Tyco allows our shareholders to share in the upside potential of this powerful combination. Tyco, with its track record of growth in both its core businesses and through acquisitions has the unique ability to support AMP's market position and growth strategy. We expect the positive results of AMP's profit improvement plan to be accelerated further by this strategic combination. Tyco is well-recognized for management strength and willingness to invest in businesses for growth and manufacturing productivity. We look forward to joining this exceptional company and moving forward with Tyco."

      Bob Ripp will serve on the Tyco Board of Directors and will continue as President of AMP. "We are extremely pleased to have Bob and his team join Tyco's management team," said Dennis Kozlowski.

      AMP also announced today that its Board rescinded its authorization for a self-tender and accordingly terminated its offer to purchase up to 30 million shares of AMP common stock at $55.00 per share. The self-tender offer was scheduled to expire Wednesday, November 25, 1998. In addition, AMP will be terminating the Flexitrust which was authorized by the AMP Board in September and will not issue 25 million additional AMP shares which were to have been sold to the Flexitrust.

      Under the terms of the collar, if Tyco's weighted average stock price is from $60.00 to $67.00 per share over a 15-day trading period ending four days prior to AMP's shareholder vote on the merger, AMP shareholders will receive Tyco stock valued at $51.00 per share. If Tyco's stock price is from $67.00 to $73.50, over the relevant trading period, AMP shareholders will receive 0.7612 shares of Tyco stock, resulting in a value between $51.00 and $55.95 per share. If Tyco's stock price is above $73.50, AMP shareholders will receive Tyco stock valued at $55.95 per share. If Tyco's stock price is below $60.00, Tyco can terminate unless AMP exercises its right to close at the ratio of 0.85 and AMP can terminate unless Tyco exercises its right to "top up" to $51.00 per share.

      Prior to November 6, 1999 AMP would be prohibited from entering into or approving another transaction unless the Merger Agreement is terminated under certain limited circumstances as specified in the Merger Agreement.

      The merger is subject to the approval of both companies shareholders and customary regulatory approvals. The companies anticipate that the transaction will be completed in the first calendar quarter of 1999.

Headquartered in Harrisburg, PA, AMP is the world's leading manufacturer of electrical, electronic, fiber-optic and wireless interconnection devices and systems. The Company has 47,000 employees in 53 countries serving customers in the automotive, computer, communications, consumer, industrial and power industries.

      Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer and installer of fire protection systems, the largest provider of electronic security services, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products, plastics and adhesives, electrical and electronic components and underwater telecommunications systems. The company operates in more than 80 countries around the world and has expected fiscal 1999 revenues in excess of $17 billion.

FORWARD LOOKING INFORMATION

      Certain statements in this release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statements contained herein regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things, overall economic and business conditions, the demand for the Company's goods and services, competitive factors in the industries in which the Company competes, changes in government regulation and the timing, impact and other uncertainties of future acquisitions.

Note to Editors: Today's news release, and other news about Tyco and AMP, are available on the Internet at the sites HTTP://TYCOINT.COM and http://www.amp.com.


CONTACTS for TYCO:                  CONTACTS for AMP:
J. Brad McGee                       Media:      Richard Skaare
Tyco International (US) Inc.                    (717) 592-2323
Senior Vice President
(603) 778-9700                      Investors:  Doug Wilburne
                                                (717) 592-4965

                                # # #

        Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC)
              Announces the Merger with AMP (NYSE-AMP)

Transaction Value:  Approximately $11.3 billion.
                    (based on Tyco's November 20, 1998 closing price
                     of $65.0625)

Exchange Ratio: TYC share price      AMP per share value Exchange Ratio
                ---------------      ------------------- --------------

                Greater than $73.50  Fixed at $55.95     Ratio changes to
                                                         maintain $55.95

                $67.00 - $73.50 $51.00 to $55.95         Fixed ratio of 0.7612

                $60.00 to $66.99     Fixed at $51.00     Ratio changes to
                                                         maintain $51.00


                Less than $60.00                         Tyco can terminate
                                                         unless AMP exercises
                                                         its right to close at
                                                         the ratio of 0.85.
                                                         AMP can terminate
                                                         unless Tyco exercises
                                                         its right to "top
                                                         up" to $51.00.

Anticipated Closing:     First calendar quarter of 1999.

Termination Fee:         $300 million.

Stock Option:            Option to acquire 19.9% of AMP's outstanding
                         shares at $51.00, although the total profit
                         (including the termination fee) is capped at $301 million.

Conditions Include:      Approval by AMP and TYC shareholders as well as
                         customary regulatory approvals.

Reimbursable
Expenses:                Up to $30 million.

                           http://www.tycoint.com

                           http://www.amp.com